UNITED STATES
                   SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C.  20549

                                FORM 15

     CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                                                 Commission File Number: 0-29505

                         C-CUBED HOLDINGS, INC.
                         ----------------------
          (Exact name of registrant as specified in its charter)

                     268 West 400 South, Suite 300
                       Salt Lake City, Utah 84101
                            (801) 575-8073
                            --------------
             (Address,including zip code and telephone number, including area code, of registrants' principal executive offices)

                     Common Stock ($0.001 Par Value)
                     -------------------------------
         (Title of each class of securities covered by this Form.)

                                 None
                                ------
         (Titles of all other classes of securities for which
       a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

   Rule 12g-4(a)(1)(i)       ( X )             Rule 12h-3(b)(1)(ii)      o
   Rule 12g-4(a)(1)(ii)      ( X )             Rule 12h-3(b)(2)(i)       o
   Rule 12g-4(a)(2)(i)       o                 Rule 12h-3(b)(2)(ii)      o
   Rule 12g-4(a)(2)(ii)      o                 Rule 15d-6                o
   Rule 12h-3(b)(1)(i)       o

Approximate number of holders of record as of the certification or notice date:
           77
        --------

Pursuant to the requirements of the Securities Exchange Act of 1934 C-Cubed Holdings, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: January 22, 2004                           By: /s/ Richard Surber
                                                     -------------------------
                                                     Richard Surber, President

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